UNITED STATES
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Clean Coal Technologies, Inc.
(Name of Registrant as Specified in Charter)

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Clean Coal Technologies, Inc. Announces Adjournment of Special Meeting

New York, New York, January 5, 2015 – Clean Coal Technologies, Inc. (CCTI) (the “Company”) today announced that its special meeting of stockholders scheduled for, and convened on January 5, 2015, was adjourned due to the lack of the requisite quorum for the meeting, which requires a majority of the votes entitled to be cast and represented at the meeting.  At the special meeting, stockholders are being asked to authorize an amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized shares of Company common stock from 45 million to 150 million shares. Approximately 48% of the outstanding shares of Company common stock voted by proxy at the time of adjournment, of which approximately 93% of such shares have been voted in favor of this amendment to the Articles of Incorporation, as amended.

The special meeting was rescheduled for Friday, January 9, 2015 at 1:00 p.m. Eastern Standard Time to allow additional time for the stockholders to vote on the proposals set forth in the Company's proxy statement filed with the U.S. Securities and Exchange Commission (“SEC”), which is available at http://www.sec.gov/Archives/edgar/data/1445109/000118518514003460/cleancoal-def14a122414.htm. The location of the special meeting will be at the same location, which is at 295 Madison Avenue, 12th Floor, New York, NY 10017. Only those stockholders of record on the record date of November 6, 2014 are entitled to, and are being requested to, vote at the special meeting.

No changes have been made to the proposals to be voted on by stockholders at the special meeting. The Company's proxy statement and any other materials filed by the Company with the SEC remain unchanged, except with respect to the adjournment of the special meeting, and can be obtained free of charge at the SEC's website at www.sec.gov or by contacting the Company.

The Company encourages stockholders who have not yet voted to do so by one of the following methods: voting in person at the special meeting, by mailing their properly completed proxy card, voting via the Internet or voting by telephone. A summary of the voting procedures via the Internet, by telephone or by mail is set forth below and contained in the proxy statement:

Voting via the Internet:    Stockholders of record may use the Internet to transmit their vote up until 11:59 p.m., Eastern Standard Time, January 8, 2015.  To vote using the Internet, stockholders should visit www.proxyvote.com and have their proxy card in hand when accessing the website. Then stockholders should follow the instructions to obtain their records and to create an electronic voting instruction form in order to vote.

Voting by Telephone:    Stockholders of record may call 1-800-690-6903 and use any touch-tone telephone to transmit your vote up until 11:59 p.m., Eastern Standard Time, January 8, 2015. Stockholders should have their proxy card in hand when they call and then follow the instructions to vote.

Voting by Mail: Stockholders of record who elect to vote by mail and have received a printed proxy card, please mark, sign, date and mail the proxy card you received from the Company in the return envelope provided. If a stockholder did not receive a printed proxy card and wishes to vote by mail using a proxy card, they may do so by requesting a paper copy of the proxy materials, including the proxy card, from the Company.

About Clean Coal Technologies, Inc.

Clean Coal Technologies, Inc., a cleaner-energy technology company with headquarters in New York City, NY, holds patented process technology and other intellectual property that converts raw coal into a cleaner burning fuel. The Company's trademarked end products, "Pristine(tm)" coals, are significantly more efficient, less polluting, more cost-effective, and provide more heat than untreated coal. The principal elements of the Company's pre combustion technology are based on well-proven science and tried-and-tested industrial components. The Company's clean coal technology may reduce some 90% of chemical pollutants from coal, including Sulfur and Mercury, thereby resolving emissions issues affecting coal-fired power plants. For more information about Clean Coal Technologies please visit: www.cleancoaltechnologiesinc.com

For More information please contact:

Aiden Neary
Clean Coal Technologies, Inc.
295 Madison Avenue, 12th Floor
New York, NY 10017
Phone: (646) 727-4847
info@cleancoaltechnologiesinc.com

SOURCE: Clean Coal Technologies, Inc.